Exhibit 99.1

Quikrete Completes Acquisition of Forterra, Inc.

Irving, TX – March 18, 2022 – Forterra, Inc. (“Forterra”) (NASDAQ:FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced that Quikrete Holdings, Inc. (“Quikrete”) completed its acquisition of all outstanding shares of Forterra for $24.00 per share in an all cash transaction, with Forterra becoming a wholly owned subsidiary of Quikrete.

As a result of the transaction’s completion, Forterra’s common stock will cease trading at the close of market today and will be delisted from the Nasdaq Stock Market.

Citi served as financial advisor to Forterra, and Gibson, Dunn & Crutcher LLP served as legal counsel for the transaction, with Kirkland & Ellis LLP serving as regulatory counsel. Goldman Sachs & Co. LLC served as exclusive financial advisor to Quikrete and Troutman Pepper Hamilton Sanders LLP served as legal counsel for the transaction, with King & Spalding LLP serving as regulatory counsel.

About Forterra

Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater systems. Based in Irving, Texas, Forterra’s product breadth and scale help make it a preferred supplier for water-related pipe and products, serving a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

About Quikrete Holdings, Inc.

Quikrete Holdings, Inc. is a privately owned family business founded in 1940. It is a leading buildings materials company based in Atlanta, Georgia. Quikrete’s portfolio ranges from its iconic Quikrete branded concrete and mortar mixes to precast and steel pedestrian and vehicular bridges. This includes brands such as Quikrete, Spec Mix, QPR, Pavestone, Custom Building Products, Rinker Materials, and Contech Engineered Solutions. The business’ products include packaged cementitious products, pavers, retaining wall systems, masonry units, tile grouts and thin sets, concrete pipe and box culverts, corrugated metal pipe, engineered storm water systems, and structural precast and steel pedestrian and vehicular bridges. Quikrete services the US and Canadian new construction and repair and remodeling residential, commercial, and infrastructure markets.

Contact Information:

Frank Owens

Chief Marketing Officer

Quikrete Holdings, Inc.

404-634-9100

Frank.owens@quikrete.com